Exhibit 99.1

FINANCIAL CONTACT: JIM AUSTIN 864-679-9070
MEDIA CONTACT: EDDIE TERRELL   864-679-9016
WEB SITE: www.southernfirst.com

Southern First Reaches $600 Million in Assets as of Third Quarter 2007

Greenville, SC, October 16, 2007 - Southern First Bancshares, Inc. (NASDAQ: SFST) holding company for Southern First Bank, NA, today announced that total assets grew to $614.3 million as of September 30, 2007, compared to $495.1 million at September 30, 2006, an increase of 24.1%. Loans were $483.7 million at September 30, 2007, an increase of $93.3 million or 23.9%, when compared with $390.4 million at September 30, 2006. Deposits grew 22.1% to $415.1 million at September 30, 2007, compared to $340.0 million at September 30, 2006.

As a result of our cost to expansion into the Columbia market, net income for the first nine months of 2007 declined to $2.7 million, or $0.82 per diluted share, a 5.9% decrease when compared to $2.8 million, or $0.87 per diluted share for the same period in 2006.

Net income for the third quarter of 2007 also declined to $957 thousand, or $0.30 per diluted share, a 6.2% decrease in net income when compared to $1.0 million, or $0.32 per diluted share, for the same period in 2006.

As a result of the significant increase in average assets and the slight decline in net income, our return on average assets for the third quarter of 2007 was 0.66% compared to 0.86% for the same quarter in 2006. Return on average shareholders' equity for the third quarter in 2007 was 10.50% compared to 12.25% for the third quarter in 2006. The company's efficiency ratio (noninterest expense divided by the sum of net interest income and noninterest income) was 59.64% for the 2007 third quarter compared to 48.71% for the 2006 third quarter. The increase in the efficiency ratio resulted from the expenses relating to our expansion, exceeding the initial revenue to be realized from the new growth in assets.

“We are extremely pleased with our third quarter results as our investments in infrastructure are having an immediate impact,” said Art Seaver, Chief Executive Officer. “Loans have increased 24% since September 30, 2006, enabling our company to exceed $600 million in total assets. Our initiatives to grow retail deposits continue to be successful as the number of transaction accounts has increased 18% during the last year.”

Non-performing assets declined $1.6 million during the third quarter of 2007 and now represent 0.54% of total assets at September 30, 2007 compared to .86% at June 30, 2007 and .39% at September 30, 2006..

The Company’s book value per share was $12.59 as of September 30, 2007, while the closing stock price was $19.00 per share.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations projected growth, or loan quality, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses, excessive loan losses and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For a more detailed description of factors that could cause or contribute to such differences, please see our filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY CONSOLIDATED FINANCIAL DATA

        Our summary consolidated financial data as of and for the three and nine months ended September 30, 2007 and 2006 have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
	(Dollars and shares in thousands, except per share data)
Summary Results of Operations Data:
Interest income	$10,280	$8,134	$28,984	$22,258
Interest expense	5,857	4,441	16,627	11,642

Net interest income	4,423	3,693	12,357	10,616
Provision for loan losses	450	400	1,290	1,200

Net interest income after
provision for loan losses	3,973	3,293	11,067	9,416
Noninterest income	247	113	989	403
Noninterest expense	2,785	1,854	8,112	5,413

Income before taxes	1,435	1,552	3,944	4,406
Income tax expense	478	532	1,278	1,574

Net income	$957	$1,020	$2,666	$2,832

Per Share Data:
Net income, basic	$0.33	$0.35	$0.91	$0.97
Net income, diluted	$0.30	$0.32	$0.82	$0.87
Book value	$12.59	$11.36	$12.59	$11.36
Weighted average number of shares outstanding:
Basic	2,946	2,934	2,941	2,931
Diluted	3,236	3,232	3,241	3,238
Performance Ratios:
Return on average assets (1)	0.66%	0.86%	0.64%	0.86%
Return on average equity (1)	10.50%	12.25%	10.07%	11.79%
Net interest margin (1)	3.14%	3.25%	3.07%	3.35%
Efficiency ratio (2)	59.64%	48.71%	60.78%	49.13%
Growth Ratios and Other Data:
Percentage change in net income from the same	(6.19)%		(5.86)%
period of the previous year
Percentage change in diluted net income per share
from the same period of the previous year	(6.25)%		(5.75)%

Continued

SUMMARY OF CONSOLIDATED FINANCIAL DATA, CONTINUED

	At September 30,
	2007	2006
	(Dollars in thousands)
Summary Balance Sheet Data:
Assets	$614,271	$495,139
Investment securities	107,029	78,952
Loans (3)	483,698	390,360
Allowance for loan losses	5,447	4,620
Deposits	415,064	339,960
Securities sold under agreement to repurchase	10,000	-
Federal Home Loan Bank Advances	133,500	104,500
Junior subordinate debentures	13,403	13,403
Shareholders’ equity	37,092	33,334

Asset Quality Ratios:
Nonperforming assets, past due and restructured
loans to total loans (3)	0.69%	0.37%
Nonperforming assets, past due and restructured
loans to total assets	0.54%	0.29%
Net charge-offs year to date to average
total loans (3)(4)	0.24%	0.39%
Allowance for loan losses to nonperforming loans	184.41%	712.54%
Allowance for loan losses to total loans (3)	1.13%	1.18%

Capital Ratios:
Average equity to average assets	6.31%	7.31%
Leverage ratio	8.66%	9.90%
Tier 1 risk-based capital ratio	10.08%	12.02%
Total risk-based capital ratio	11.17%	13.22%

Growth Ratios and Other Data:
Percentage change in assets	24.06%
Percentage change in loans (3)	23.91%
Percentage change in deposits	22.09%
Percentage change in equity	11.27%
Loans to deposit ratio (3)	116.54%
_______________________
(1)	Annualized for the three and nine month periods.
(2)	Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3)	Includes nonperforming loans. (4) Annualized for the nine month period.
(4)	Annualized for the nine month period.